EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-167352, 333-122024, 333-60814, 333-17247, 333-12777, and 033-95776 on Form S-8, and in Registration Statement Nos. 333-178641, 333-111538, 333-105429, 333-51650, 333-80143, 333-69383, 333-40625, 333-14129, 333-192496 and 333-193012 on Form S-3 of NTN Buzztime, Inc. and subsidiaries of our report dated March 27, 2015, relating to our audit of the consolidated financial statements, which appears in this Annual Report on Form 10-K of NTN Buzztime, Inc. and subsidiaries for the year ended December 31, 2014.

/s/ Squar, Milner, Peterson, Miranda & Williamson, LLP

Newport Beach, California

March 27, 2015